                                                                    EXHIBIT 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)


                                                                                                                  FOR THE THREE
                                                                                                                  MONTHS ENDED
                                                                       FOR THE YEARS ENDED DECEMBER 31,             MARCH 31,
                                                       --------------------------------------------------------   -------------
(In thousands, except ratio)                              1997        1998        1999        2000       2001          2002
----------------------------                           ---------    ---------   ---------   --------   --------   -------------

EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative effect
   of accounting change and minority interest          $ (45,709)   $  88,817   $ 123,138   $100,576   $(44,271)   $    1,039

Fixed charges                                             22,777       30,225      48,688     81,772     69,188        13,327
                                                       ---------    ---------   ---------   --------   --------    ----------

Earnings as defined                                    $ (22,932)   $ 119,042   $ 171,826   $182,348   $ 24,917    $   14,366
                                                       ---------    ---------   ---------   --------   --------    ----------


FIXED CHARGES AS DEFINED:

Interest expense                                       $  14,928    $  20,692   $  35,693   $ 59,074   $ 45,046    $    8,231

Amortization of deferred finance charges                     116          133         195        265        842           346

Portion of rental expense representative of the
   interest factor                                         7,733        9,400      12,800     22,433     23,300         4,750
                                                       ---------    ---------   ---------   --------   --------    ----------

Fixed charges as defined                               $  22,777    $  30,225   $  48,688   $ 81,772   $ 69,188    $   13,327
                                                       ---------    ---------   ---------   --------   --------    ----------


RATIO OF EARNINGS TO FIXED CHARGES(1)(2)                      --         3.94        3.53       2.23         --          1.08
                                                       ---------    ---------   ---------   --------   --------    ----------


(1) Due to restructuring charges in 2001 of $73.2 million, additional earnings of $44.3 million would have been necessary to cover fixed charges.

(2) Due to product inspection charges in 1997 of $140.0 million, additional earnings of $45.7 million would have been necessary to cover fixed charges.